State of Delaware
Secretary of State
Division of Corporations
Delivered 01:25 PM 09/15/2020
FILED 01:25 PM 09/15/2020
SR 20207279792 - File Number 7977253

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company:

Landa App LLC - 1394 Oakview Circle Forest Park LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

2. The name of the registered series is
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15 day of September, A.D. 2020.

By: Yishai Cohen
Authorized Person(s)

Name: Yishai Cohen
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